BioSpecifics Technologies Corp. Provides Update on
XIAPEX® Launch Progress in EU

LYNBROOK, NY – May 20, 2011 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products, today provided an update on the launch progress of XIAPEX® (collagenase clostridium histolyticum) in Europe. As reported by BioSpecifics’ strategic partner, Auxilium Pharmaceuticals, Inc. (Auxilium), XIAPEX is now available for sale by Pfizer, Inc. (Pfizer) in 7 European countries: the United Kingdom, Germany, Denmark, Sweden, Finland, Norway and Austria. XIAPEX is a new non-surgical treatment option for Dupuytren's contracture in adult patients with a palpable cord and is the first injectable treatment to be approved in the EU for the treatment of Dupuytren's contracture.

“We are very happy to see progress in Europe in bringing this novel treatment to patients with Dupuytren’s contracture,” reflected Thomas Wegman, President of BioSpecifics. “Pfizer’s strong commercialization capabilities give us confidence in the continued success of the launch of XIAPEX in the EU market.”

BioSpecifics is due 8.5% of all milestone payments made to Auxilium by Pfizer. BioSpecifics will receive 8.5% of the $7.5 million received by Auxilium for the launch in Germany and 8.5% of each additional $7.5 million milestone payment made to Auxilium for the first commercial sale in the remaining 3 major European markets which are France, Italy and Spain. In addition, BioSpecifics will also receive a markup on the cost of goods sold and low double digit royalties as a percent of net sales independent of clinical indication, territory and sales volume.

In addition, Auxilium announced that prices for XIAPEX have been published in Austria, Denmark, Norway and the United Kingdom and are in the range of $1,000 to $1,400 per vial at current exchange rates.

Auxilium markets injectable collagenase for Dupuytren’s contracture in the United States under the trade name XIAFLEX®, and sub-licensed Pfizer the rights to market it for Dupuytren's contracture and Peyronie's disease in 27 countries of the EU and 19 Eurasian countries.

About Dupuytren’s Contracture

Dupuytren’s contracture is caused by an abnormal accumulation of collagen in the palm of the hand characterized by the formation of nodules or lumps in the early stages. As the disease progresses, a cord is formed and the fingers may become progressively contracted.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications, three of which include: Dupuytren's contracture, Peyronie's disease, and frozen shoulder (adhesive capsulitis). Its strategic partner Auxilium Pharmaceuticals, Inc. markets XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture. Pfizer, Inc. is responsible for marketing XIAPEX® in Europe and has announced European regulatory approval and the first commercial sale in the United Kingdom. Asahi Kasei Pharma Corporation is responsible for marketing XIAFLEX® in Japan. More information about BioSpecifics Technologies Corp. may be found on its website at www.biospecifics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding BioSpecifics’ strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, its expected revenue growth, and any other statements containing the words "believes," "expects," "anticipates," "plans," "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause its actual results to differ materially from those indicated by such forward-looking statements, including the statements made by BioSpecifics and by its partner Auxilium regarding progress toward achievement of Auxilium’s objectives for the US launch of XIAFLEX® for Dupuytren’s contracture; the ability of Pfizer to achieve its objectives for XIAPEX® in Europe; the ability of Asahi Kasei to achieve its objectives for XIAFLEX® in Japan; the success of the Phase 3 trials for XIAFLEX for the treatment of Peyronie’s disease; the outcome of the dispute with Auxilium over the Company’s right to conduct clinical trials; the Company’s ability to restart the Chien-803 trial for injectable collagenase for the treatment of canine lipomas and the clinical success of that trial; the Company’s ability to initiate and complete clinical trials in additional indications, all of which will determine the amount of milestone, royalty and sublicense income BioSpecifics may receive; and other risk factors identified in the Company's Form 10-K for the year ended December 31, 2010 and its reports on Form 8-K filed with the SEC. All forward-looking statements included in this press release are made as of the date hereof, and the Company assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.

Thomas L. Wegman, President

(516) 593-7000

thomas_wegman@biospecifics.com